Exhibit 23.1

Shinhan Accounting Corporation 8th FL, 8, Uisadang-daero Yeongdeungpo-gu,Seoul, 07236, Korea
Connected for Success	Telephone: 82-2-782-9940 Telefax: 82-2-782-9941 www.rsm.global/korea

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the current report on From 10-K of OSR Holdings, Inc. of our report dated March 30, 2026 with respect to our audit of the consolidated financial statements of OSR Holdings, Inc. and its subsidiaries as of December 31, 2025 and 2024 and for the years then ended.

Shinhan Accounting Corporation

Seoul, Korea

March 31, 2026